The
Belmont
Bancorp      1994 Annual Report

Dedication

Daniel A. Giffin                        J. Harvey Goodman
The Belmont Bancorp. 1994 Annual Report is dedicated to Mr. Daniel A. Giffin and Mr. J. Harvey Goodman. In January, 1995, Messrs. Giffin and Goodman announced they would not stand for re-election to the Board of Directors of Belmont Bancorp. and Belmont National Bank. With 16 years and 32 years of distinguished service to the Corporation, respectively, the contributions these gentlemen have made are significant and deeply appreciated by all. Their talent and dedication will be missed.

Corporate Profile

Belmont Bancorp. (the Corporation) is a $313 million bank holding company, incorporated in Ohio. Belmont National Bank, a wholly-owned subsidiary of the Corporation, is an FDIC-insured, federally chartered commercial bank.

  The Bank delivers a comprehensive range of financial products and services to individuals, families, businesses and corporations through nine full service offices and two drive-up service locations. Belmont National Bank's primary market areas for its consumer, commercial, trust and investment services are Belmont, Harrison, Tuscarawas and Jefferson counties in Ohio, and Marshall and Ohio counties in West Virginia.

Financial Highlights
(unaudited) (000's except per share data)
                                        1994       1993        % change
            Net income                  $  3,234    $  2,569    25.9%
Operating   Return on average assets       1.12%       0.96%
results     Return on average common
             equity                       16.71%       14.57%
            Return on average
             total equity                 16.27%       14.21%

Per         Net income                  $   2.98    $   2.35    26.8%
common      Dividend                        0.76        0.66    15.2%
share       Book value at year-end         18.17       17.36     4.7%

At          Total assets                $312,963    $267,505    17.0%
year-       Total loans                  147,096     125,232    17.5%
end         Total deposits               255,923     243,232     5.2%
            Total shareholders'
             equity                       20,214      19,355     4.4%

Liquidity   Average common equity
and          to average total assets       6.52%       6.38%
capital     Average total equity
ratios       to average total assets       6.87%       6.76%
            Dividend payment ratio        27.18%      30.36%

The 1995 Annual Report
cover charts Belmont Bancorp. asset growth over the past ten years.

From Management

  The year 1994 proved to be a year of accomplishment and change. We entered the year with interest rates at all time lows and finished the year with short-term rates nearly double those of just twelve months earlier. At the beginning of 1994, home mortgages were being refinanced at a record pace; by the end of the year the refinancing boom had gone bust. But, through it all, we prevailed to have another record year.

  Our accomplishments include record net income, record asset size and record capital levels. During 1994, Belmont Bancorp. stock was listed as a NASDAQ company under the symbol BLMT, we introduced a dividend reinvestment plan for our shareholders and had two stock splits. During this time, our stock increased in value by 38%, increasing from a low of $21.00 to $29.00 at year-end. In addition, our cash dividend increased 15.2%.

Review of 1994 Results
  We are very pleased with Belmont Bancorp's operating results, which were accomplished during a time of rising interest rates.

  Earnings per share for 1994 amounted to $2.98, a 26.8% increase compared to 1993. The return on common shareholders' equity, which is the primary way we measure our performance, totaled 16.7% for the year, up from 14.6% during 1993. Return on assets for the year equaled 1.12%, up from .96% in 1993.

Technology and the Future
  Throughout our organization we continue to deploy the latest in banking and financial service innovations. Through technology we are able to compete with any size financial entity in the nation.
Technology permits us to be more productive and customer friendly at the same time. 1995 will be another year of continuous improvement, including many new products and services which will keep us a leader in all the markets we serve. All of our products and services are designed to make or save our customers money.

From Management
Lines of Business
  We concentrate our efforts in primarily four areas: commercial lending and business development, residential real estate and mortgage lending, retail banking, and trust and investment services. We want to be recognized, in all the communities we serve, as the number one choice for financial products, services and information.
  The money we gather through our retail banking operation goes right back into the local economies we serve in the form of business loans that help create jobs, mortgage loans that provide shelter and comfort, and consumer loans that make dreams come true. For a community banking organization like Belmont Bancorp., the best investment we can make is in our local communities.
  Our "Banking on Education" partnership continues to provide our schools and our children with desperately needed educational equipment, and our Fortune Fifty Club continues to be one of the outstanding senior clubs in the country.

Our People
  People make organizations successful. Without the right people, great plans fail...without the right people, nothing positive happens. At Belmont Bancorp., we put our people first--before the customer and even before you, our shareholder.
  Through time, the only way we can earn an above average return for our shareholders is to have satisfied customers. To have satisfied customers, we need an enthusiastic, well-trained and appropriately compensated staff. When this all fits together, we have a first class organization which best describes Belmont Bancorp.

  Once again we look forward to the challenges of 1995 and the future. Thank you, our shareholder, for the confidence you have shown us through the years. We dedicate ourselves to honoring that trust.



J. Vincent Ciroli, Jr.  John H. Goodman, II
J. Vincent Ciroli, Jr.  John H. Goodman, II
President & CEO         Chairman

Financial Statements

Belmont Bancorp. and Subsidiaries
Summarized Quarterly Financial Information
(Unaudited) ($000's except per share data)
                           First     Second    Third     Fourth
                           Quarter   Quarter   Quarter   Quarter

1994
Interest income            $4,235    $4,688    $5,237    $5,496
Interest expense            1,887     2,039     2,331     2,550
Net interest income         2,348     2,649     2,906     2,946
Provision for possible
loan losses                   250       270        85       200
Security gains (losses)        15       (3)       (2)      (73)
Net overhead                1,254     1,397     1,364     1,705
Income before
 income taxes                 859       979     1,455       968
Income taxes                  218       187       320       302
Net income                 $  641    $  792    $1,135    $  666
Net earnings
per common share           $ 0.59    $ 0.73    $ 1.05    $ 0.61
1993
Interest income            $4,218    $4,175    $4,308    $4,016
Interest expense            2,267     2,208     2,152     1,989
Net interest income         1,951     1,967     2,156     2,027
Provision for
possible loan losses          276         3       205        93
Security gains (losses)       (87)     (229)      475       784
Net overhead                1,281     1,311     1,292     1,608
Income before
income taxes                  307       424     1,134     1,110
Income taxes                    6        92         9       299
Net income                 $  301    $  332    $1,125    $  811
Net earnings
per common share           $ 0.27    $ 0.29    $ 1.04    $ 0.75
1992
Net income                 $  453    $  365    $  913    $  107
Net earnings
per common share           $ 0.43    $ 0.35    $ 0.86    $ 0.07

Belmont Bancorp. and Subsidiaries

Consolidated Five Year Summary of Operations
For the Years Ending December 31, 1994, 1993, 1992, 1991, 1990
(Unaudited) ($000's except per share data)
                        1994       1993      1992      1991       1990
Interest income         $  19,656  $ 16,717  $ 14,671  $ 16,151   $ 15,772
Interest expense            8,807     8,616     8,082    10,091      9,921
Net interest income        10,849     8,101     6,589     6,060      5,851
Provision for
possible loan losses          805       577       405       125        225
Net interest income
after provision
for possible
loan losses                10,044     7,524     6,184     5,935      5,626
Securities and
trading gains (losses)        (63)      943       323        44       (184)
Other operating
income                      1,349     1,265     1,012       962        869
Operating expenses          7,069     6,757     5,107     4,629      4,390
Income before
income taxes                4,261     2,975     2,412     2,312      1,921
Income taxes                1,027       406       574       528        338
Income before
extraordinary item          3,234     2,569     1,838     1,784      1,583
Extraordinary item              _         _         _         _        289
Net income              $   3,234  $  2,569  $  1,838  $  1,784   $  1,872
Earnings per
common share (1):
Earnings before
extraordinary item      $    2.98  $   2.35  $   1.71  $   1.69   $   1.50
Extraordinary item              _         _         _         _       0.27
Net earnings
per common share        $    2.98  $   2.35  $   1.71  $   1.69   $   1.77
Cash dividend declared
per share               $    0.76  $   0.66  $   0.65  $   0.64   $   0.64
Book value
per common share        $   18.17  $  17.37  $  15.67  $  14.61   $  13.06
Total loans             $ 147,096  $125,232  $113,977  $ 78,055   $ 89,510
Total assets            $ 312,963  $267,505  $267,332  $197,015   $188,418
Total deposits          $ 255,923  $243,232  $245,743  $176,859   $168,034
Total shareholders'
 equity                 $  20,214  $ 19,355  $ 17,565  $ 15,445   $ 13,812
<F1>(1) Restated for stock dividends paid during 1994.

Belmont Bancorp. and Subsidiaries
Consolidated Balance Sheets
For the Years Ended December 31, 1994 and 1993
Assets                                 1994             1993
Cash and due from banks                $ 11,770,000     $  8,049,000
Federal funds sold                               _         1,260,000
Securities available
for sale (at market
value in 1994;
market value in 1993 - $4,076,000)       49,132,000        3,976,000
Securities in trading account                    _           518,000
Securities held to maturity
(market value of $86,828,000 -
1994 and $116,239,000 -1993)             92,463,000      116,065,000
Loans                                   147,096,000      125,232,000
Less allowance for
possible loan losses                     (1,537,000)      (1,617,000)
   Net loans                            145,559,000      123,615,000
Premises and equipment, net               4,648,000        4,460,000
Other real estate owned                     586,000           69,000
Accrued income receivable                 2,133,000        1,713,000
Other assets                              6,672,000        7,780,000
   Total Assets                        $312,963,000     $267,505,000

Liabilities and
Shareholders' Equity
Liabilities
                                       1994             1993
Non-interest bearing deposits:
  Demand                               $ 27,269,000     $ 24,051,000
Interest bearing deposits:
  Demand                                 26,273,000       27,854,000
  Savings                                84,023,000       99,988,000
  Time                                  118,358,000       91,339,000
Total deposits                          255,923,000      243,232,000
Short-term borrowings                    35,498,000        3,709,000
Accrued interest on deposits
and other borrowings                        590,000          453,000
Other liabilities                           738,000          756,000
   Total liabilities                   $292,749,000     $248,150,000


Shareholders' Equity                   1994             1993
Preferred stock - authorized 90,000
shares with no par value;
issued and outstanding, none                      _                _
Senior cumulative preferred stock -
authorized, issued
and outstanding 10,000 shares
with a $100 par value                     1,000,000        1,000,000
Common stock - $3.57 par value,
1,750,000 shares
authorized; 1,057,738 issued
 in 1994 and 1993                         3,777,000        2,749,000
Surplus                                   5,061,000        3,647,000
Treasury stock (424 shares in 1994
and 728 shares in 1993)                      (8,000)         (13,000)
Retained earnings:
  Unappropriated                         11,026,000       11,122,000
  Appropriated for contingencies            850,000          850,000
  Net unrealized loss on securities
  available for sale                     (1,492,000)             _
   Total shareholders' equity            20,214,000       19,355,000
   Total Liabilities and
   Shareholders' Equity                $312,963,000     $267,505,000

The accompanying notes are an integral part of the financial statements.

Belmont Bancorp. and Subsidiaries

Consolidated Statements of Income
For the Years Ended December 31, 1994, 1993 and 1992
Interest Income                        1994         1993         1992
Loans and lease financing:
  Taxable                              $11,440,000  $10,436,000  $8,830,000
  Tax-exempt                               190,000      167,000     208,000
Investment securities:
  Taxable                                6,809,000    5,113,000   4,582,000
  Tax-exempt                             1,209,000      643,000     412,000
Dividends                                    3,000      188,000     258,000
Interest on trading securities               1,000       45,000      61,000
Interest on federal funds sold               4,000      125,000     320,000
   Total interest income                19,656,000   16,717,000  14,671,000

Interest Expense
Deposits                                 7,865,000    8,525,000   7,953,000
Short-term borrowings                      942,000       91,000     129,000
   Total interest expense                8,807,000    8,616,000   8,082,000
   Net interest income                  10,849,000    8,101,000   6,589,000
Provision for Possible
Loan Losses                                805,000      577,000     405,000
   Net interest income
   after provision
   for possible loan losses             10,044,000    7,524,000   6,184,000

Non-lnterest Income
Trust fees                                 341,000      274,000     269,000
Service charges on deposit
and loan accounts                          586,000      546,000     457,000
Other operating income                     422,000      445,000     286,000
Investment securities gains (losses)       (64,000)   1,059,000     390,000
Trading gains (losses)                       1,000     (116,000)    (67,000)
   Total non-interest income             1,286,000    2,208,000   1,335,000


Non-lnterest Expense
Salary and employee benefits             2,946,000    2,808,000   2,148,000
Net occupancy expense of premises          533,000      541,000     421,000
Equipment expenses                         618,000      491,000     452,000
Other operating expenses                 2,972,000    2,917,000   2,086,000
   Total non-interest expense            7,069,000    6,757,000   5,107,000
   Income before income taxes            4,261,000    2,975,000   2,412,000

Income Taxes                             1,027,000      406,000     574,000
   Net income                          $ 3,234,000  $ 2,569,000  $1,838,000

Weighted - Average Number
 of Shares Outstanding                   1,057,262    1,057,010   1,056,970
Earnings Per Common Share              $      2.98  $      2.35  $     1.71



The accompanying notes are an integral part of the financial statements.

Belmont Bancorp. and Subsidiaries

Consolidated Statements of Shareholders' Equity
For the Years Ended December 31, 1994, 1993 and 1992
                                                                                            Unrealized
                                                                                            Loss On
                                                         Retained Earnings                  Securities
                   Preferred   Common                    Unappro-     Appro-     Treasury   Available
                   Stock       Stock        Surplus      priated      priated    Stock      for Sale
Balance
December 31, 1991  $        _  $2,749,000   $3,647,000   $ 8,213,000  $850,000   $(14,000)  $         _
1992 Net income             _           _            _     1,838,000         _          _             _
Dividend declared:
  Preferred Stock                                            (33,000)
  Common Stock
  ($.65 per
  share)                    _           _            _      (685,000)        -          _
Preferred stock
 issued             1,000,000           _            _             _         _          _             _

Balance,
December 31, 1992   1,000,000   2,749,000    3,647,000     9,333,000   850,000    (14,000)            _
1993 Net income             _           _            _     2,569,000         _          _             _
Dividends declared:
 Preferred stock            _           _            _       (80,000)        _          _             _
 Common stock ($.66
 per share)                 _           _            _      (700,000)        _          _             _
Sale of treasury
stock                       _           _            _              _        _      1,000             _

Balance,
December 31,1993    1,000,000   2,749,000    3,647,000    11,122,000   850,000    (13,000)            _
Effect of adopting
SFAS 115                    _           _            _             _         _          _         6,000
10% Common stock
dividend at fair
market value                _     274,000    1,413,000    (1,687,000)        _          _             _
25% Common stock
dividend
at par value                _     754,000            _      (754,000)        _          _             _
1994 Net income             _           _            _     3,234,000         _          _             _
Cash dividends
declared:
  Preferred stock           _           _            _       (80,000)        _          _             _
  Common stock
  ($.76 per share)          _           _            _      (799,000)        _          _             _
  Cash paid in
  lieu-stock
  dividends                 _           _            _       (10,000)        _          _             _
Change in
 unrealized
 loss - securities
 available
 for sale                   _           _            _             _         _          _    (1,498,000)
Sale of
 treasury stock             _           _        1,000             _         _      5,000              _

Balance,
December 31,1994   $1,000,000  $3,777,000   $5,061,000   $11,026,000  $850,000   $ (8,000)  $(1,492,000)

The accompanying notes are an integral part of the financial statements.

Belmont Bancorp. and Subsidiaries

Consolidated Statements of Cash Flows
For the Years Ended December 31, 1994, 1993 and 1992
                               1994           1993           1992
Operating Activities
 Net income                    $ 3,234,000    $  2,569,000   $  1,838,000
 Adjustments to
 reconcile net
 income to net cash flows
 provided (used) by
 operating activities:
   Provision for loan losses       805,000         577,000        405,000
   Depreciation and
   amortization expense            519,000         446,000        393,000
   Amortization of investment
   security premiums             1,877,000       3,025,000      2,133,000
   Accretion of investment
   security discounts and
   interest recorded on
   zero-coupon securities         (403,000)       (601,000)      (986,000)
   Investment securities
   (gains) losses                   10,000         205,000       (493,000)
   Trading (gains) losses           (1,000)        116,000        103,000
   (Gains) losses on
   securities available for sale    55,000      (1,264,000)        67,000
   Proceeds from sale of
   securities held in
   trading account               1,517,000      11,196,000     25,738,000
   Purchase of securities
   for trading account          (1,516,000)    (13,346,000)   (25,804,000)
   Loss (gain) on sale
   of fixed assets                   2,000         (29,000)       (35,000)
   Gain on sale of loans           (23,000)        (67,000)             _
   Gain on sale of other
   real estate owned                (1,000)            _                _
   (Increase) decrease in
   interest receivable            (420,000)         38,000       (511,000)
   Increase (decrease)
   in interest payable             137,000        (265,000)      (471,000)
   Purchase of life
   insurance contracts                    _       (194,000)    (1,835,000)
   Others, net                   1,859,000        (734,000)    (3,591,000)
   Net cash provided (used)
   by operating activities     $ 7,651,000    $  1,672,000   $ (3,049,000)

Belmont Bancorp. and Subsidiaries

Consolidated Statements of Cash Flows
For the Years Ended December 31, 1994, 1993 and 1992
                               1994           1993           1992
Investing Activities
  Proceeds from sales
  of investment
  securities                              _     21,558,000     32,073,000
  Proceeds from maturities
  and calls of investment
  securities                     3,207,000         899,000      1,374,000
  Proceeds from sales
  of equity securities                    _             _       8,138,000
  Purchase of securities
  available for sale           (26,052,000)    (78,448,000)   (33,417,000)
  Purchase of
  investment securities        (47,621,000)    (85,103,000)  (102,464,000)
  Proceeds on sale of
  securities available
  for sale                      16,198,000     104,137,000     14,516,000
  Principal collected
  on mortgage-backed
  securities                    29,434,000      50,537,000     37,353,000
  Net (increase) decrease
  in loans and leases,
  net of charge-offs           (25,486,000)    (15,002,000)    (4,686,000)
  Proceeds on sale
  of loans                       2,104,000       3,841,000               _
  Loans purchased                        _        (185,000)   (31,790,000)
  Recoveries on loans
  previously charged-off            55,000          50,000         39,000
  Proceeds from sale
  of other real
  estate owned                      84,000         210,000        148,000
  Purchase of premises
  and equipment                   (711,000)       (842,000)    (2,343,000)
  Proceeds from sale
  of fixed assets                    1,000          29,000         71,000
   Net cash used
   by investing activities     (48,787,000)      1,681,000    (80,988,000)

 Financing Activities
  Net increase
  (decrease) in deposits        12,691,000      (2,511,000)    68,884,000
  Net increase
  (decrease) in short-
  term borrowings               31,789,000         716,000       (174,000)
  Dividends paid on
  common and
  preferred stock                 (889,000)       (780,000)      (718,000)
  Sale of treasury
  stock                              6,000           1,000               _
  Issuance of
  preferred stock                         _             _       1,000,000
   Net cash provided
   (used) by financing
   activities                   43,597,000      (2,574,000)    68,992,000
Increase (Decrease)
in Cash and
Cash Equivalents                 2,461,000         779,000    (15,045,000)
Cash and
Cash Equivalents
at Beginning
of Year                          9,309,000       8,530,000     23,575,000
Cash and Cash
Equivalents at
End of Year                    $11,770,000    $  9,309,000   $  8,530,000

The accompanying notes are an integral part of the financial statements.

Belmont Bancorp. and Subsidiaries
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 1994, 1993 and 1992

1. Summary of Significant Accounting Policies

The accounting and reporting policies and practices of the Corporation are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The more significant of these policies and practices are summarized below.

Principles of Consolidation: The consolidated financial statements include the accounts of Belmont Bancorp. and its wholly-owned subsidiaries, Belmont National Bank and Belmont Financial Network, Inc. Material intercompany accounts and transactions have been eliminated.

Held to Maturity Securities: These securities are purchased with the original intent to hold to maturity and events which may be reasonably anticipated are considered when determining the Corporation's intent and ability to hold to maturity. Securities meeting such criteria at date of purchase and as of the balance sheet date are carried at cost, adjusted for amortization of premiums and accretion of discounts.

Available for Sale Securities: Debt and equity securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at market value with net unrealized gains and losses, net of tax, reflected as a component of shareholders' equity until realized. Securities held for indefinite periods of time include securities that may be sold to meet liquidity needs or in response to significant changes in interest rates or prepayment risks as part of the Corporation's overall asset/liability management strategy. Prior to December 31, 1993, marketable equity securities were carried at the lower of aggregate cost or market value with net unrealized gains and losses being reflected as adjustments to retained earnings. Market value depreciation below cost on debt securities held for sale prior to December 31, 1993, was required in current period earnings.

Trading Securities: Trading securities are held for resale within a short period of time and are stated at market value. Trading gains and losses include the net realized gain or loss and market value adjustments of the trading account portfolio.

Income Recognition: Income earned by the Corporation and its subsidiaries is recognized principally on the accrual basis of accounting. Certain fees, principally service, are recognized as income when billed. The subsidiary bank suspends the accrual of interest when, in Management's opinion, the collection of all or a portion of interest has become doubtful. Generally, when a loan is placed on non-accrual, the bank charges all previously accrued and unpaid interest against income. In future periods, interest will be included in income to the extent received only if complete principal recovery is reasonably assured.

The Corporation defers and amortizes loan fees and related origination costs. These fees and costs are amortized into interest or other income over the estimated life of the loan using a method which approximates the interest method.

Direct Financing Leases: The leasing operation of the Corporation consists of the leasing of various types of equipment under leases classified as direct financing leases. Interest and service charges, net of initial direct costs, are deferred and reported as income in decreasing amounts over the term of the lease so as to provide an approximate constant yield on the outstanding principal balance.

Allowance For Loan Losses: The allowance for loan losses is established through a provision for loan losses charged to expenses. The allowance represents an amount which, in Management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management's judgment in determining the adequacy of the allowance is based on an evaluation of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions, overall portfolio quality, and review of problem loans.

Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed generally using the straight line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight line basis over the lease period.

When units of property are disposed of, the premises and equipment accounts are relieved of the cost and the accumulated depreciation related to such units. Any resulting gains or losses are credited to or charged against income. Costs of repairs and maintenance are charged to expense as incurred. Major renewals and betterments are capitalized at cost.

Other Real Estate: Real estate acquired in satisfaction of indebtedness is recorded at the lower of estimated fair market value or loan amount. At the date of acquisition, any excess of the loan amount over the fair market value is charged against the allowance for loan losses.

Earnings Per Common Share: Earnings per common share are calculated based on net income after preferred dividend requirements and the weighted average number of shares of common stock outstanding during the year.

Stock Dividends:  On February 2, 1994, the Corporation distributed
76,672 shares of common stock in connection with a 10% stock dividend.
On July 22, 1994, the Corporation distributed 211,275 shares of common stock in connection with a 25% stock dividend. All references in the accompanying financial statements to the number of common shares and per-share amounts for 1993 and 1992 have been restated to reflect the stock dividend.

Excess of Cost Over Net Assets Acquired: The excess of cost over net assets of branches purchased in 1991 is being amortized on the straight line method over ten years. The excess of cost over net assets of branches purchased in 1992 is being amortized on the straight line method over a five to eight year period for the portion allocated to the core deposit base and ten years for the remaining excess. The unamortized balances at December 31, 1994 and 1993, were $1,923,000 and $2,338,000, respectively. Amortization charged to expense was $415,000 in 1994 and $416,000 in 1993, and $148,000 in 1992.

Disclosures About the Fair Values of Financial Instruments:

Cash and Cash Equivalents: For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Belmont Bancorp. and Subsidiaries

Notes to the Consolidated Financial Statements
For the Years Ended December 31, 1994, 1993 and 1992 (000's)


1. Summary of Significant Accounting Policies (continued)
Disclosures About the Fair Values of Financial Instruments:
Investment Securities and Securities Available for Sale: For debt securities, derivative instruments and marketable equity securities held for investment purposes and for sale, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market price for similar securities.

Loans: For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposit Liabilities: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Short-Term Borrowings: These liabilities represent primary overnight borrowings and debt maturing within ninety days of issuance with interest rates adjusted weekly Accordingly, the carrying amount is a reasonable estimate of fair value.

Reclassifications: Certain prior year amounts have been reclassified to conform with current year presentation.

2. Changes in Accounting Policies

On January 1, 1994, the Corporation adopted Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires entities to classify debt and equity securities as either held to maturity, available for sale, or trading securities. Under SFAS No. 115, held to maturity securities are recorded at amortized cost; whereas available for sale securities and trading securities are carried at market value. SFAS No. 115 further requires that unrealized gains and losses on available for sale securities be reported, net of tax, as a separate component of shareholders' equity. Adoption of SFAS No. 115 had no effect on current year earnings.

In 1993, the Corporation adopted Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach which recognizes the amount of taxes payable or refundable in the current year and deferred tax consequences of events that have been recognized previously in financial statements or tax returns. The impact on tax expense in 1993 due to adoption of SFAS No. 109 was a consolidated benefit of $28,109 recorded as of January 1, 1993.

In 1993, the Corporation adopted Financial Accounting Standards No. 106, "Employers Accounting for Post-retirement Benefits Other Than Pensions." The effect of this change was to decrease net income for 1993 by $138,000 ($ .13 per share).

3. Investment Securities
The  amortized  cost  and  estimated market values of investment  securities  at
December 31 are as follows:
                               1994                                                    1993
                               Gross       Gross       Estimated                Gross       Gross       Estimated
                    Amortized  Unrealized  Unrealized  Market        Amortized  Unrealized  Unrealized  Market
                    Cost       Gains       Losses      Value         Cost       Gains       Losses      Value
Securities held
to maturity:
U.S. Treasury
securities and
obligations of
U.S. Government
Corporations
and agencies        $ 4,248    $22         $  312      $ 3,958       $  4,462   $ 74        $ 47        $  4,489
Obligations
of states and
political
subdivisions         24,244     51          1,615       22,680         13,281    409           8          13,682
Mortgage
derivative
securities           12,695      _            836       11,859         14,970      8         198          14,780
Mortgage-
backed securities    51,276      7          2,952       48,331         81,569    441         505          81,505
Other securities          _      _              _           _           1,783      _          _            1,783
  Total held to
   maturity         $92,463    $80         $5,715      $86,828       $116,065   $932        $758        $116,239

Securities
available
for sale:
U.S. Treasury
securities and
obligations of
U.S. Government
Corporations
and agencies        $ 6,388    $ _         $  128      $ 6,260       $  2,181   $  _       $  _         $  2,181
Obligations of
states and
political
subdivisions              _      _              _           _           1,631     93           _           1,724
Mortgage
derivative
securities              938      _             87          851            164      7           _             171
Mortgage-backed
securities           42,000      3          2,048       39,955              _      _           _               _
 Total Debt
 Securities          49,326      3          2,263       47,066          3,976    100           _           4,076
Equity Securities     2,066      _              _        2,066              _      _           _               _
 Total available
 for sale           $51,392    $ 3         $2,263      $49,132       $  3,976   $100        $  _        $  4,076

Belmont Bancorp. and Subsidiaries
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 1994, 1993 and 1992 (000's)


3. Investment Securities (continued)
The amortized cost and estimated market value of investment securities at December 31, 1994, by contractual maturity, follow. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                      Securities               Securities
                      Held to Maturity         Available for Sale
                                  Estimated               Estimated
                      Amortized   Market       Amortized  Market
                      Cost        Value        Cost       Value
Due in one
year or less          $ 1,108     $ 1,104      $     _    $     _
Due after one
year through
five years              1,893       1,894        4,863      4,744
Due after
five years
through
ten years               6,216       5,655        1,525      1,516
Due after
ten years              19,275      17,985            _          _
                       28,492      26,638        6,388      6,260
Mortgage-backed
securities             51,276      48,330       42,000     39,955
Mortgage
derivative
securities             12,695      11,860          938        851
Equity
securities                  _           _        2,066      2,066
          Total       $92,463     $86,828      $51,392    $49,132

At December 31,1994 and 1993, the mortgage derivative securities consist solely of collateralized mortgage obligations. At December 31, 1994, securities held to maturity include U.S. Government Agency Structured Notes with a carrying value of $1,974,000 and an estimated market value of $1,947,000; securities available for sale include a U.S. Government Agency Structured Note with a carrying value and estimated market value of $953,000.

Sales and write-downs of investment securities resulted in the following:

                                 1994       1993       1992
Proceeds from sales              $16,198    $21,558    $40,211
Gross gains                           31        790        896
Gross losses                         (86)      (191)      (183)
Realized losses
on market declines                     _       (804)      (220)
Losses on
securities called                     (9)         _          _

In 1994, all securities sold were classified as available for sale at the time of sale. There were no transfers of securities between classifications.
Assets carried at $36,538,000 and $26,043,000 at December 31, 1994 and 1993,
respectively, were pledged to secure United States Government and other public funds, and for other purposes as required or permitted by law.

4. Loans and Allowance for Possible Loan Losses

Loans outstanding at December 31 are as follows:
                                        1994         1993
Real estate-construction                $  1,801     $  2,081
Real estate-mortgage                      78,573       74,986
Real estate-secured by nonfarm,
 nonresidential property                  21,222       16,526
Commercial, financial and
agricultural                              35,036       23,263
Obligations of
political subdivisions in the U.S.         3,947        2,054
Installment and
credit card loans
to individuals                             6,512        6,313
Direct finance leases                          5            9
Loans receivable                        $147,096     $125,232

The bank discontinues accruing interest income on loans and leases when, in the opinion of management, the collectibility of such interest appears doubtful. Non-accruing loans and leases amounted to $478,000 and $2,358,000 at December 31, 1994, and 1993, respectively. The after-tax effect of the interest that would have been accrued on these loans was $38,000 in 1994 and $148,000 in 1993. The estimated fair value of loans outstanding at December 31 1994, as determined by using the valuation method described in Note 1, amounted to $143,300,000.

The following is an analysis of loan activity to directors, executive officers, and their associates (see Note 12):
                                           1994       1993
Balance previously reported                $2,775     $3,096
New loans during the year                   3,716        497
 Total                                      6,491      3,593
Less repayments during the year             1,587        818
Balance, December 31                       $4,904     $2,775

Activity in the allowance for loan losses is summarized as follows:
                                              December 31
                                        1994      1993      1992
Balance at beginning of year            $1,617    $1,024    $1,013
Additions charged to
operating expense                          805       577       405
Recoveries on loans
previously charged-off                      55        50        39
 Total                                   2,477     1,651     1,457
Loans charged-off                          940        34       433
Balance at end of year                  $1,537    $1,617    $1,024

The entire allowance represents a valuation reserve which is available for future charge-offs.

5. Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization, as follows:
                                                         Original
                                     December 31        Useful Life
                                     1994      1993     Years
Land and land improvements           $   734   $  659
Buildings                              3,138    3,131   30 - 50
Furniture, fixtures
and equipment                          3,971    3,369    5 - 12
Leasehold improvements                   406      406    5 - 20
 Total                                 8,249    7,565
Less accumulated depreciation
and amortization                       3,601    3,105
Premises and equipment, net          $ 4,648   $4,460

Charges to operations for depreciation and amortization approximate $519,000, $446,000, and $393,000 for 1994, 1993, and 1992, respectively.

Belmont Bancorp. and Subsidiaries

Notes to the Consolidated Financial Statements
For the Years Ended December 31, 1994, 1993 and 1992 (000's)

6. Deposits

The distribution of the bank's deposits at December 31, 1994 and 1993, are as follows:

                                  1994                                    1993
                    Non-                                     Non-
                    interest                                 interest
                    Bearing         Interest Bearing         Bearing          Interest Bearing
                    Demand     Demand     Savings    Time    Demand      Demand    Savings     Time


Individuals,
partnerships
and
Corporations       $16,978    $26,273     $84,023  $113,319  $19,267     $27,854   $99,988   $83,080
U.S. Govern
ment                   197          -           -         -      321           -         _         _
States and
political
subdivisions         7,460          -           -     5,039    2,712           -         _     8,259
Other
depository
institutions
in the U.S.              -          -           -         -        -           -         _         -
Certified,
officers'
checks,
travelers
cheques, etc.        2,634          -           -         -    1,751           -         _         -
Total              $27,269    $26,273     $84,023  $118,358  $24,051     $27,854   $99,988   $91,339

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $12,090,000 at December 31, 1994, and $9,770,000 at December 31, 1993. A maturity distribution of time certificates of deposit of $100,000 or more follows:

                          1994          1993
Due in three
months or less            $ 3,697       $7,113
Due after three
months through
six months                  3,073          500
Due after six
months through
twelve months               2,182        1,311
Due after one
year through five
years                       3,036          746
Due after five
years                         102          100
Total                     $12,090       $9,770

The estimated fair value of the Corporation's deposit liabilities determined under the criteria set forth in Note 1 totaled $257,123,000 at December 31, 1994.

7. Short-Term Borrowings

Short term borrowings consist of advances from the Federal Home Loan Bank of Cincinnati, federal funds purchased and securities sold under agreement to repurchase.
Federal funds purchased and securities sold under agreements to repurchase represent primarily overnight borrowings. Information related to these borrowings is summarized below:

                           1994       1993       1992
Securities sold under
repurchase agreements:
 Balance at year end       $8,736     $3,709     $2,993
 Average during the
  year                     $8,210     $3,581     $3,947
 Maximum month-
  end balance              $9,653     $4,319     $4,245
 Weighted average
  rate during the year       3.56%      2.25%      3.30%
 Rate at December 31         4.93%      2.75%      2.75%
Federal funds
  purchased
 Balance at year end       $4,500        N/A        N/A
 Average during the
  year                     $  397        N/A        N/A
 Maximum month-
  end balance              $4,500        N/A        N/A
 Weighted average
  rate during the year       4.43%       N/A        N/A
 Rate at December 31         6.25%       N/A        N/A

Advances from The Federal Home Loan Bank of Cincinnati are made under a blanket agreement which allows for maximum borrowings of $30,000,000. Each advance is for a ninety day term and bears interest at a variable rate, adjusted daily. At December 31, 1994, the balance of advances due was $22,262,000 at an interest rate of 7%. Collateral for the advances consists of residential mortgage loans in the amount of $33,393,000 and 17,238 shares of The Federal Home Loan Bank of Cincinnati, with a carrying value of $1,723,800.

8. Income Tax

As discussed in Note 1, the Corporation adopted the Financial Accounting Standards Board Statement 109 as of January 1, 1993. The cumulative effect of the change in accounting for income tax of $(28,109) is determined as of January 1, 1993. The effect on the Statement of Income is considered immaterial ($ .03 per share), and the total is included in the income tax expense for 1993.
The components of applicable income taxes are as follows:

                    Year Ended December 31
                  1994           1993          1992
Currently
payable           $  880         $ 775         $ 779
Deferred             147          (369)         (205)
Income
tax               $1,027         $ 406         $ 574

For the year ended December 31, 1992, the amounts for deferred income tax resulted from differences in the timing of recognition of revenue and expenses for tax and financial reporting purposes. This amount, by source, follows:

                      Year Ended 1992
Provision for
loan losses-
book provisions
over tax              $(115)
Allowance for
decline in market
value-
securities
held for sale           (10)
Unrealized losses
on investments            _
Deferred loan
origination fees        (11)
Depreciation            (25)
Lease income            (20)
Interest-
nonaccrual loans        (24)
Total                 $(205)

Belmont Bancorp. and Subsidiaries
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 1994, 1993 and 1992 (000's)

8. Income Tax (continued)

The following temporary differences gave rise to the deferred tax asset at December 31, 1994 and 1993:

                       1994   1993
Allowance for
  loan losses          $ 373  $ 395
Interest on
  non-accrual
  loans                   20     76
Unrealized losses
  on investments         805     71
Deferred loan
  origination fees        25     40
Deferred compen-
  sation and liability
  for future
  employees
  benefits                78     76
Intangible assets        150     83
Premises and
  equipment due
  to differences
  in depreciation       (101)   (42)
Direct finance
  leases                (102)  (105)
Federal Home
  Loan Bank stock
  dividends              (44)   (11)
     Total deferred
     tax assets       $1,204  $ 583

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

                         1994                 1993                1992
                    Amount    Percent   Amount      Percent  Amount     Percent
Tax at
statutory rate      $1,449    34.0      $1,011      34.0     $820       34.0
Reductions
in taxes
resulting from:
Tax exempt
interest
on investments
and loans             (476)  (11.2)       (275)     (9.2)    (211)      (8.8)
Non-taxable
portion-
dividends               _       _          (45)     (1.5)     (59)      (2.4)
Excess of tax
loss over
book gains
on investment
securities              _       _         (161)     (5.4)     (45)      (1.9)
Utilization of
capital loss
carrybacks              _       _         (112)     (3.8)       _         _
Earnings on
life insurance
policies               (18)   (0.4)        (20)      (.7)       _         _
Non-
deductible
interest
expense                 64     1.5          50       1.7       60        2.5
Others - net             8      .2         (14)      (.5)       9         .4
Cumulative
effect of
adoption of
FASB 109                 _       _         (28)     (1.0)       _         _
Actual tax
expense             $1,027    24.1      $  406      13.6     $574       23.8

The bank has available $623,000 in capital loss carry forwards. This amount will expire in 1998.

9. Employee Benefit Plans

The Corporation has a profit-sharing retirement plan which includes all full-time employees who have reached the age of twenty-one and have completed a least one year of service. Each participant can elect to contribute to the plan an amount not to exceed 10% of their salary. The plan provides for an employer matching contribution on the first 4% of the participant's elective contribution. In addition to the matching contribution, the plan provides for a discretionary contribution to be determined by the bank's board of directors.

Total pension expense for 1994, 1993, and 1992 was $180,000, $105,000, and
$67,000, respectively.

In addition to providing the profit-sharing plan, Belmont Bancorp. sponsors two defined benefit post-retirement plans that cover both salaried and nonsalaried employees. Employees must be fifty-five years old and have ten years of service to qualify for both plans. One plan provides medical and dental benefits, and the other provides life insurance benefits. The post-retirement health care plan is contributory, with retiree contributions adjusted annually; the life insurance plan is noncontributory. On January 1, 1993, Belmont Bancorp. adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employer's Accounting for Post-retirement Benefits Other than Pensions." The statement requires the accrual of the expected cost of providing post-retirement benefits to employees and certain dependents during the years that an employee renders service.

The following table sets forth the plan's combined funded status reconciled with the amount shown in the Corporation's balance sheet at December 31:

                          1994   1993
Accumulated post-
retirement benefit
obligation:
Retirees                  $ 40    $ 45
Fully eligible
active plan
participants                46      53
Other active
plan
participants                35      51
                           121     149
Plan assets at
fair value                   _      _
Accumulated
post-retirement
benefit obligation
in excess of plan
assets                     121     149
Unrecognized net
gain (loss) from
past experience
different from
that assumed
and from changes
in assumptions             (14)    (60)
Prior service
cost not yet
recognized
in expense                  51      63
Unrecognized
transition obligation      (13)    (14)
Accrued post-
retirement benefit
cost in the balance
sheet                     $145    $138

The Corporation's post-retirement health care plan is underfunded at December 31, 1994; the accumulated post-retirement benefit obligation and plan assets for that plan are $121,000 and $-0-, respectively.

Belmont Bancorp. and Subsidiaries
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 1994, 1993 and 1992 (000's)

9. Employee Benefit Plans (continued)

Post-retirement expense includes the following components:

                              1994    1993
Service cost                  $ 6     $ 43
Interest cost
on accumlated
post-retirement
benefit obligation             10       64
Actual return
on plan assets                  _        _
Net amortization
and deferral                   (5)      47
Benefit payments                _      (16)
Post-retirement
expense                       $11     $138

The annual assumed rate of increase in the per capita cost of covered benefits for 1995 is 12% for medical benefits and 9% for dental benefits (compared to 12.5% and 9.5% for 1994 for the respective benefits). The rates are assumed to decrease gradually to 6% (for medical 2007 and for dental in 2001), and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1994, by $5,000, and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for 1994 by $1,000. The weighted-average discount rate used in determining the accumulated post-retirement benefit obligation was 8.5% at December 31, 1994, and 7% at December 31, 1993. The long-term inflation rate assumed was 4% for both years.

Prior to the adoption of SFAS No.106, Belmont Bancorp. recognized benefit expense related to post-retirement benefits on a cash basis. The expense of providing such benefits in 1992 did not differ materially from the amount expensed in 1994 and 1993.

10.  Leases

The subsidiary bank utilized certain bank premises and equipment under long-term leases expiring at various dates. In certain cases, these leases contain renewal options and generally provide that the Corporation will pay for insurance, taxes and maintenance.

As of December 31, 1994, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year are as follows:

                            Operating Leases
 Year ending
   December 31,
  1995                      $  91
  1996                         80
  1997                         70
  1998                         17
 Later years                    _
   Total minimum
   lease payments           $ 258

Rental expense under operating leases approximated $83,000 in 1994, $82,000 in 1993, and $75,000 in 1992.

11. Acquisitions

Effective October 2, 1992, the Corporation's subsidiary bank acquired the premises and equipment and approximately $15,000,000 in loans and assumed all deposit liabilities of three branch offices of Diamond Savings and Loan Corporation located in Tuscarawas County, Ohio in a cash transaction. The office locations are being operated as branches of Belmont National Bank. The excess of cost over the net assets acquired was $2,403,000.

12. Related Party Transactions

Certain directors and executive officers and their associates were customers of, and had other transactions with, the subsidiary bank in the ordinary course of business in 1994 and 1993. The outstanding balance of all loans to the related parties was $4,904,000 and $2,775,000 at December 31, 1994 and 1993, respectively. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

13. Financial Instruments with Off-Balance-Sheet Risk

The subsidiary bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The   following   represents  financial  instruments  whose   contract   amounts
represent credit risk at December 31, 1994:

                            Contract Amount
 Commitments to
    extend credit           $14,210,000
 Standby letters
    of credit                 1,307,000

Belmont Bancorp. and Subsidiaries
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 1994, 1993 and 1992 (000's)

13. Financial Instruments with Off-Balance-Sheet Risk (continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing properties.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Of the standby letters of credit, $915,000 expire in 1995, while the remaining $392,000 expire prior to year end 1998. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

14. Concentration of Credit Risk

The subsidiary bank extends commercial, consumer, and real estate loans to customers primarily located in Belmont, Harrison, and Tuscarawas Counties in Ohio and Ohio County, West Virginia. While the loan portfolios are diversified, the ability of the borrowers to meet their contractual obligations partially depends upon the general economic condition of Southeastern Ohio and the Northern Panhandle of West Virginia.

15. Limitation on Dividends

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its retained net profits of the preceding two years. Under this formula, the bank can declare dividends in 1995 without approval of the Comptroller of the Currency of approximately $4,500,000 plus an additional amount equal to the bank's net profit for 1995 up to the date of any such dividend declaration. The subsidiary bank is the primary source of funds to pay dividends to the shareholders of Belmont Bancorp.

16. Other Operating Expenses

Other operating expenses include the following:

                  1994     1993     1992
Taxes other
than payroll
and real
estate            $  228   $  267   $  233
Supplies and
printing             262      249      195
Insurance,
including
Federal
Deposit
Insurance            616      581      512
Data
processing           281      303      145
Other
(individually
less than
1% of total
interest
income)           $1,585   $1,517   $1,001
Total             $2,972   $2,917   $2,086

17. Restrictions on Cash

The subsidiary bank is required to maintain an average reserve balance with the Federal Reserve Bank. The average amounts of the reserve balance for the years ended December 31, 1994 and 1993, were $1,734,000 and $1,763,000, respectively.

18. Cash Flows Information

The Corporation's policy is to include cash on hand, amounts due from banks and federal funds sold in the definition of cash and cash equivalents.

Cash payments for interest in 1994,1993, and 1992 were $8,670,000, $8,880,000, and $8,553,000, respectively. Cash payments for income taxes for 1994, 1993, and 1992 were $1,030,000, $462,000, and $902,000, respectively.

19.  Preferred Stock

On October 2, 1992, the Corporation issued 10,000 shares of $100 par value, non-voting, senior cumulative preferred stock. Dividends are payable quarterly in an amount equal to $8 per annum. The shares are subject to a dividend adjustment feature at January 1, 2000, which provides for an increase in the dividend rate based on the prime rate of interest. The stock has a liquidation preference of $100 per share and a stated redemption value of $100 per share. The shares also contain conversion rights, effective January 1, 2000, permitting shareholders after that date to convert one share of preferred stock for 4.04 shares of the Corporation's common stock.

Belmont Bancorp. and Subsidiaries
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 1994, 1993 and 1992 (000's)

20. Condensed Parent Corporation Financial Statements

Presented below are the condensed balance sheets, statements of income, and statements of cash flows for Belmont Bancorp.

Balance Sheets

                       1994      1993
Assets
 Cash                  $   377   $   172
 Investment
  in subsidiaries
  (at equity in net
  assets)               19,504    18,625
Equity securities           60        60
 Advances to
  subsidiaries net         145       684
 Prepaid taxes             148        -
  Total Assets         $20,234   $19,541

Liabilities
 Accrued  dividends    $    20   $    20
 Accrued expenses            _       166
   Total liabilities        20       186

Shareholders' Equity
 Preferred stock-
 authorized
 90,000 shares
 with no par
 value; issued
 and outstanding,
 none                  $    _    $     _
 Senior cumulative
  preferred stock
  -authorized, issued
  and outstanding,
  10,000 shares
  with a $100
  par value              1,000     1,000
 Common stock-
 $3.57 par value,
  1,750,000 shares
  authorized;
  1,057,738 shares
  issued in 1994
  & 1993                 3,777     2,749
 Capital surplus         5,061     3,647
 Treasury stock-
  424 shares in
  1994 and 728
  shares in 1993            (8)      (13)
 Retained earnings-
  appropriated             850       850
 Retained earnings-
  unappropriated        11,026    11,122
 Net unrealized
  loss on securities
 available for sale     (1,492)        _
 Total shareholders'
   equity               20,214    19,355
 Total Liabilities
  and Shareholders'
  Equity               $20,234   $19,541

Statement of Income

                       1994      1993     1992
Operating Income
 Dividends from
  subsidiaries         $  879    $  780    $  704
 Other income              10         9        18
  Total income            889       789       722
Operating Expense         (33)      (30)      (27)
Nonoperating Income         _         1       194
  Income before
   income tax and
   equity in
   undistributed
   income of
   subsidiaries           856       760       889
Income Tax (credit)        (8)       (8)       63
Equity in
Undistributed Income
of Subsidiaries         2,370     1,801     1,012
  Net Income           $3,234    $2,569    $1,838

Statement of
Cash Flows

                       1994      1993      1992
Operating  Activities
 Net income            $3,234    $2,569    $1,838
 Adjustments to
  reconcile net
  income to net
  cash provided
  by operating
  activities:
   Undistributed
   earnings of
   affiliates          (2,370)   (1,801)   (1,012)
   Investment
   securities gains         _        (1)     (194)
   Changes in
   operating assets
   and liabilities:
   Other assets             _         _         1
   Prepaid taxes         (148)      121       (76)
   Accrued dividends        _         _        20
   Accrued expenses      (166)      166         _
   Net cash provided
   by operating
   activities             550     1,054       577

Investment Activities
 Payment (to) from
 subsidiaries             539      (464)      144
 Proceeds from
 sales of equity
 securities                 _         1       339
 Investment
 in subsidiary              _         _    (1,000)
   Net cash provided
   (used) by investing
   activities             539      (463)     (517)

Financing Activities
 Cash paid for
 fractional shares        (10)        _         _
 Issuance of preferred
  stock                     _         _     1,000
 Sale of treasury
  stock                     5         1         _
 Dividends               (879)     (780)     (718)
 Net cash used by
   financing
   activities            (884)     (779)      282

Increase(Decrease) in
Cash & Cash
Equivalents               205      (188)      342
Cash and Cash
Equivalents at
Beginning of Year         172       360        18
Cash and Cash
Equivalents
at End of Year         $  377    $  172    $  360

Supplemental disclosure:
The Corporation made income tax payments of $1,030,000, $462,000 and $902,000 in 1994, 1993, and 1992, respectively. These payments represented income tax payments for the Corporation and its consolidated subsidiaries.

The Corporation incurred no interest expense in 1994, 1993 or 1992.

Belmont Bancorp. and Subsidiaries
Opinion of Independent Certified Public Accountants

Board of Directors
Belmont Bancorp.
St. Clairsville, Ohio

We have audited the accompanying consolidated balance sheets of Belmont Bancorp. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows, for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Belmont Bancorp. and subsidiaries at December 31, 1994 and 1993, and the consolidated results of its operations, changes in shareholders' equity, and cash flows, for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the Consolidated Financial Statements, in 1994, Belmont Bancorp. changed its method of accounting for debt and equity securities and, in 1993, changed its methods of accounting for income taxes and post retirement benefits other than pensions.


S.R. SNODGRASS A.C.
S. R. Snodgrass A. C.
Wheeling, West Virginia
January 23, 1995

Belmont Bancorp. and Subsidiaries
Report on Management's Responsibilities

Management of Belmont Bancorp. is responsible for the accurate and objective preparation of the consolidated financial statements and the estimates and judgements upon which certain financial statements are based. Management is also responsible for preparing the other financial information included in this annual report. In our opinion, the financial statements on the preceding pages have been prepared in conformity with generally accepted accounting principles and other financial information in this annual report is consistent with the financial statements.

Management is also responsible for establishing and maintaining an adequate internal control system which encompasses policies, procedures and controls directly related to, and designed to provide reasonable assurance as to the integrity and reliability of the financial reporting process and the financial statements generated therefrom. The concept of reasonable assurance is based on the recognition that there are inherent limitations in all systems of internal control, and that the cost of such systems should not exceed the benefits to be derived therefrom.

The systems and controls and compliance therewith are reviewed by an extensive program of internal audits and by our independent auditors. Their activities are coordinated to obtain maximum audit coverage with a minimum of duplicate effort and cost. The independent auditors have access to all internal audit work papers. Management believes the systems of internal control effectively meets its objectives of reliable financial reporting.

The Board of Directors pursues its responsibility for the quality of the Corporation's financial reporting primarily through its Audit Committee which is comprised solely of outside directors. The Audit Committee meets regularly with Management, the internal auditor and independent auditors to ensure that each is meeting its responsibilities and to discuss matters concerning internal controls, accounting and financial reporting. The internal auditor and independent auditors have full and free access to the Audit Committee.

                                     J.VINCENT CIROLI, JR.
                                     J. Vincent Ciroli, Jr.
                                     President and Chief Executive Officer
                                     Belmont Bancorp.
                                     Belmont National Bank

          WILLIAM WALLACE                   JANE R. MARSH
          William Wallace                   Jane R. Marsh
          Vice President, Belmont Bancorp.  Secretary, Belmont Bancorp.
          Executive Vice President and      Senior Vice President
          Chief Operating Officer           Controller and Cashier
          Belmont National Bank             Belmont National Bank

Belmont Bancorp. and Subsidiaries
Consolidated Average Balance Sheets
For the Years Ended December 31, 1994, 1993 and 1992 (Fully Taxable Equivalent Basis) (000's)

                     1994                         1993                          1992
           Average             Average  Average             Average   Average            Average
           Out-     Revenue/   Yield/   Out-     Revenue/   Yield/    Out-     Revenue/  Yield
           standing Cost       Rate     standing Cost       Rate      standing Cost      Rate
Assets
Interest
earning
assets
Loans
and
leases     $134,952 $11,719     8.68%   $120,218 $10,681    8.88%     $ 95,489  $ 9,133    9.56%
Securities
Taxable     113,608   6,810     5.99%    111,760   5,169    4.63%       86,434    4,657    5.39%
Exempt
from
income
tax          21,866   1,746     7.98%     12,474   1,104    8.85%        8,790      819    9.32%
Trading
account
assets          138       1     0.72%        831      45    5.42%          804       61    7.59%
Federal
funds
sold            130       4     3.08%      4,147     125    3.01%        9,457      320    3.38%
Interest
bearing
deposits          _       _        _          98       2    2.04%          104        3    2.88%
Total
interest
earning
assets     $270,694 $20,280     7.49%   $249,528 $17,126    6.86%     $201,078  $14,993    7.46%
Cash and
due from
banks         8,275                        7,823                         6,088
Other
assets       12,014                       11,568                         5,880
Allowance
for
possible
loan loss    (1,427)                      (1,328)                         (997)
Total
Assets     $289,556                     $267,591                      $212,049

Liabilities
Interest
bearing
liabilities
Interest
checking   $ 26,764 $   581     2.17%   $ 30,895 $   745    2.41%     $ 25,674  $   838    3.26%
Savings      95,655   2,850     2.98%     85,865   2,788    3.25%       51,528    1,836    3.56%
Other
time
deposits     99,660   4,434     4.45%    106,706   4,992    4.68%       96,103    5,279    5.49%
Short term
borrowings   21,217     942     4.44%      3,675      91    2.48%        4,133      129    3.12%
Total
interest
bearing
liabilities 243,296   8,807     3.62%    227,141   8,616    3.79%      177,438    8,082    4.55%
Demand
deposits     24,797                       21,093                        16,537
Other
liabilities   1,583                        1,272                         1,846
Total
liabilities 269,676                      249,506                       195,821

Share-
holders'
Equity       19,880                       18,085                        16,228
Total
Liabilities
and
Share
holders'
Equity      289,556                     $267,591                      $212,049

Net
interest
income
margin
on a
taxable
equiva-
lent
basis                11,473     4.24%              8,510    3.41%                 6,911    3.44%

Net
interest
rate
spread                          3.87%                       3.07%                          2.90%

Interest
bearing
liabilities
to interest
earning
assets                         89.88%                      91.03%                         88.24%

Belmont Bancorp. and Subsidiaries
Consolidated Average Balance Sheets
For the Years Ended December 31, 1994, 1993 and 1992 (Fully Taxable Equivalent Basis) (000's)

                           1994 Compared to 1993                      1993 Compared to 1992
                     Volume    Yield     Mix      Total       Volume     Yield     Mix     Total

Increase(decrease)
in interest income
Loans and lease      $1,309    $ (241)    $(29)    $1,039      $2,365     $  (649) $(168)  $1,548
Securities Taxable       85     1,530       25      1,640       1,365        (659)  (194)     512
Exempt from
income tax              831      (108)     (81)       642         343         (41)   (17)     285
Trading account
assets                  (38)      (39)      33        (44)          2         (17)    (1)     (16)
Federal funds sold     (121)        3       (3)      (121)       (180)        (35)    20     (195)
Interest bearing
deposits                 (2)       (2)       2         (2)          _          (1)     _       (1)
Total interest
income change         2,064     1,143      (53)     3,154       3,895      (1,402)  (360)   2,133

Increase(decrease)
in interest expense
Interest checking      (100)      (74)      10       (164)        170        (219)   (43)     (92)
Savings                 318      (230)     (26)        62       1,223        (163)  (109)     951
Other time
deposits               (330)     (245)      17       (558)        582        (783)   (86)    (287)
Short-term
borrowings              434        72      345        851         (14)        (27)     3      (38)
Total interest
expense change          322      (477)     346        191       1,961      (1,192)  (235)     534
Increase(decrease)
in net interest
income on a
taxable equivalent
basis                $1,742    $1,620   $ (399)    $2,963      $1,934     $  (210) $(125)  $1,599
(Increase)decrease
in taxable
equivalent
adjustment                                           (215)                                    (87)

Net interest
income change                                      $2,748                                  $1,512

Belmont Bancorp. and Subsidiaries
Financial Information, continued
For the Years Ended December 31, 1994, 1993, 1992, 1991 and 1990

Notice of Form 10-K
Upon written request of any shareholder on record on December 31, 1994, the Corporation will provide, without charge, a copy of its 1994 Annual Report on Form 10-K, including financial statements and schedules, as required to be filed with the Securities and Exchange Commission. To obtain a copy of Form 10-K, contact Ms. Cheryl Rusiecki, Administrative Officer, Belmont Bancorp., 325 Main Street, Bridgeport, OH 43912.

Sharing The Vision:  A Commitment to Community

  "We want to be recognized in all the communities we serve as the #1 choice for financial products, services and information." These important words, and those that follow, are excerpts from our Corporate Vision Statement which we provide to every employee.

  Belmont National Bank is a rapidly growing diversified financial information company with approximately 120 employees and ten offices in three Ohio counties. We have over 600 shareholders, many of whom are customers, friends, neighbors, family members and fellow employees. We are a financial intermediary, which means we take in and safeguard deposits in the communities we serve, and in turn lend these deposits back out into the same communities--making loans to individuals and families, loans to help new businesses become established or old businesses expand.

  Our role here is vital. It means jobs and continued prosperity for our communities and all of us. We help families finance homes, cars, boats, education and much more. We also provide our customers a wide selection of non-traditional bank products such as stocks, bonds and mutual funds. In fact, we offer most, if not all, of the products and services that bigger competitors offer. What separates us from them are two things: the "value added" design of our products and services, and our people.

  The mission of Belmont National Bank and Belmont Bancorp. is to provide the highest quality financial services possible and to promote economic growth within all the communities we serve while earning a desirable return.

  Our goals are fairly simple...we have financial goals and customer goals. Our long term financial goals are to (1) have above average asset quality and risk based capital levels when compared to peers, (2) maintain a diverse business loan portfolio both by industry and geography, (3) achieve earnings per share growth of at least ten percent per year, and (4) have a return on equity in excess of 15%.

Sharing The Vision:  A Commitment to Community

  We have two customer goals. First, we want all our customers to view us as their first choice for their next financial product need. Second, we want to achieve levels of service which exceed the customer's expectation.

  We use technology to improve customer service. Technology is essential in providing the right products and services, at the right price, while controlling cost. Technology enables us to compete against much larger institutions. Technology, however, is useless without the knowledge and creativity of our employees.

  Our Corporation's hierarchy does not indicate who is more important, more knowledgeable or more appreciated. The most important people at Belmont National Bank are those that meet and serve our customers on a daily basis. Everyone else's job is to help our customer service people. In reality, all Belmont National Bank employees are in the customer service business. We strive to attract the very best support staff we can find because it is their expertise that makes better customer service possible.

  We ask each and every employee to take personal responsibility for what happens with our customers. The key to winning more customers and satisfying our present customers is taking action and finding quick solutions to questions and problems. Belmont National Bank people must have a very strong sense of urgency in all that they do. We encourage our employees to buy shares of Belmont Bancorp. stock, for it is the best way for them to "think and act like owners."

  During 1995, we will continue to bring new technology and financial services to our customers. We will communicate our values and vision in actions, not just words. We will do more for our customers and our communities than is expected.

Belmont Bancorp. Directors

John A. Belot
Vice President,
Premier Concrete Products, Inc.

J. Vincent Ciroli, Jr.
President and Chief Executive Officer,
Belmont Bancorp. and Belmont National Bank

Daniel A. Giffin
Retired President, Giffin Aluminum Supply, Co.

William P. Goddard
Director

J. Harvey Goodman
Realtor, Chairman, Goodman Group, Inc.

John H. Goodman, II
Chairman
Belmont Bancorp. and Belmont National Bank
Realtor, President, Goodman Group, Inc.

Mary L. Holloway Haning
Director of Admissions
Wheeling Country Day School

Charles J. Kaiser, Jr.
Attorney-at-Law, Partner,
Phillips, Gardill, Kaiser and Altmeyer

Terrence A. Lee
CPA, Partner, Lee, O'Connor & Associates

Dana J. Lewis
President, Zanco Enterprises, Inc.

W. Quay Mull, II
Chairman, Mull Machine Co.

Tom Olszowy
Independent Insurance Agent,
Tom Olszowy Insurance

William Wallace
Vice President, Belmont Bancorp.;
Executive Vice President and
Chief Operating Officer
Belmont National Bank

Charles A. Wilson, Jr.
Vice Chairman
Belmont Bancorp. and Belmont National Bank
President, Wilson Funeral & Furniture Co.

Belmont Bancorp. Officers

John H. Goodman, II
Chairman

Charles A. Wilson, Jr.
Vice Chairman

J. Vincent Ciroli, Jr.
President & Chief Executive Officer

William Wallace
Vice President

Jane R. Marsh
Secretary

Belmont National Bank Officers

John H. Goodman, II
Chairman

Charles A. Wilson, Jr.
Vice Chairman

J. Vincent Ciroli, Jr.
President and Chief Executive Officer

William Wallace
Executive Vice President and
Chief Operating Officer

Richard E. Dolan
Senior Vice President and Trust Officer

Jane R. Marsh
Senior Vice President, Controller
and Cashier

Robert A. Brown
Vice President, Marketing and
Product Development Manager

Gerald J. Elliott
Vice President, Credit Administration

Larry G. Gibbs
Vice President, Trust Officer

John L. Kloss
Vice President, Real Estate Lending

J. Douglas Cash
Assistant Vice President, Commercial Loan Officer

M. Annette Curtis
Assistant Vice President Loan Administration Officer

Roxie M. Ferda
Personal Banking Officer, Branch Manager

Linda L. Merritt
Personal Banking Officer, Branch Manager

Nancy J. Mroczkowski
Assistant Vice President, Manager of Branch Administration

Nell L. Murrell
Assistant Vice President, Human Resources Officer

Patricia A. Myers
Personal Banking Officer, Branch Manager

Trent B. Troyer
Assistant Vice President,  Lending

Madelyn P. Witsberger
Assistant Vice President, Trust Officer

Linda L. Boyers
Personal Banking Officer, Branch Supervisor

Carol L. DeBonis
Operations Officer

Donald E. Duff
Personal Banking Officer

Dorothy A. Ellis
Personal Banking Officer, Branch Supervisor

Debba A. Janiszewski
Personal Banking Officer, Branch Supervisor

Michele L. Larkin
Residential Loan Officer

Robert A. Mroczkowski
Internal Audit Manager

Cheryl A. Rusiecki
Administrative Officer

Darlene K. Smith
Personal Banking Officer, Branch Manager

Sheila M. Stevens
Personal Banking Officer, Branch Supervisor

Teri L. Walters
Administrative Officer

Jo Ann Widmor
Personal Banking Officer

Belmont Financial Network, Inc.

J. Vincent Ciroli, Jr.
Chairman and President

Jane R. Marsh
Secretary and Treasurer

Belmont Investment and Financial
Services, Inc.

Frank McDonnell
Manager, Investment Services

Belmont National Bank Locations

Bridgeport Office
325 Main Street
Bridgeport, OH  43912
(614) 635-1142

Cadiz Office
657 Lincoln Avenue
Cadiz, OH  43907
(614) 942-4664

Jewett Office
318 East Main Street
Jewett, OH  43986
(614) 946-2411

Lansing Office
55160 National Road
Lansing, OH  43934
(614) 635-1454

New Philadelphia Office
152 North Broadway
New Philadelphia, OH  44663
(216) 343-5518

Ohio Valley Mall Office
Ohio Valley Mall
St. Clairsville, OH  43950
(614) 695-9926

St. Clairsville Office
154 West Main Street
St. Clairsville, OH  43950
(614) 695-3323

Schoenbrunn Office
2300 East High Avenue
New Philadelphia, OH  44663
(216) 339-9200

Shadyside Office
4105 Central Avenue
Shadyside, OH  43947
(614) 671-9346

Wabash Avenue Drive-In Office
525 Wabash Avenue
New Philadelphia, OH  44663

                                Belmont Bancorp.
                                 325 Main Street
                              Bridgeport, OH 43912
                                 (614) 695-3323